Exhibit 6.5

COMMONWEALTH OF MASSACHUSETTS
OFFICE OF THE SECRETARY OF THE COMMONWEALTH
SECURITIES DIVISION
ONE ASHBURTON PLACE, ROOM 1701
BOSTON, MASSACHUSETTS 02108

)
IN THE MATIER OF:	)
)
REALPHA ASSET MANAGEMENT, INC.,	)	Docket No. E-2021-0104
)
RESPONDENT.	)
)

CONSENT ORDER

I. PRELIMINARY STATEMENT

This Consent Order (the “Order”) is entered into by the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the “Division”) and ReAlpha Asset Management, Inc. (“RAM” or “Respondent”) with respect to the investigation by the Enforcement Section of the Division into whether Respondent engaged in acts or practices that violated the Massachusetts Uniform Securities Act, Mass. Gen. Laws c. 110A (the “Act”), and the regulations promulgated thereunder at 950 Code Mass. Regs. 10.01-14.413 (the “Regulations”). This Order is necessary and appropriate in the public interest for the protection of investors and is consistent with the purposes fairly intended by the policies and provisions of the Act.

On April 15, 2022, Respondent submitted an Offer of Settlement (the “Offer”) to the Division. Respondent neither admits nor denies the facts set forth in Sections III through VI or the violations of law set forth in Section VII below and consents to the entry of this Order by the Division, consistent with the Offer, thereby settling the above- captioned matter with prejudice.

II. JURISDICTION

1.	The Division has jurisdiction over matters relating to securities pursuant to the Act, codified at Chapter 110A of the Massachusetts General Laws.

2.	This Offer is made in accordance with the Act and with Section 10.10 of the Regulations.

3.	The acts and practices that were the subject of the Enforcement Section’s investigation occurred in Massachusetts within the meaning of Section 414 of the Act.

III. RELEVANT TIME PERIOD

4.	Except as otherwise expressly stated, the acts and practices described herein occurred during the period of May 7, 2021 to present (the “Relevant Time Period”).

IV. RESPONDENT

5.	ReAlpha Asset Management. Inc. (“RAM” or “Respondent”) is a Delaware corporation organized on April 22, 2021. It has a principal place of business located at 615 Longshore Loop, Suite 100, Dublin, Ohio 43017.

V. OTHER RELEVANT PERSONS

6.	ReAlpha Tech Corp (“RTC”) is a Delaware corporation organized on November 30, 2020. It has a principal place of business located at 6640 Riverside Drive, Suite 200, Dublin, Ohio 43017. It is the parent corporation of RAM and all other “ReAlpha” business entities.

7.	ReAlpha Acquisitions, LLC (“RA”) is a Delaware limited liability company organized on June 22, 2021. It is a subsidiary of RAM.

8.	ReAlpha Operations, Inc. (“RO”) is a Delaware corporation organized on April 22, 2021. It is a subsidiary of RTC and an affiliate of RAM.

9.	Giri Devanur (“Devanur”) is an individual resident of Ohio. He is the founder and Chief Executive Officer (“CEO”) of RAM. He is also a co-founder and the CEO of RTC.

10.	Monaz Karkaria (“Karkaria”) is an individual resident of Texas. She was previously the Chief Operating Officer (“COO”) of RAM and now sits on its Board of Directors. She is also a co-founder and the previous COO of RTC.

VI. STATEMENT OF FACTS

A.	Background

11.	RAM’s business model involves acquiring single-family homes at a discount, renovating them, and then listing them on short-term rental sites such as Airbnb.

12.	RAM also plans to offer retail investors the opportunity to acquire a minority interest in these short-term rental properties in the future.

13.	RAM has developed proprietary software called “ReAlpha BRAIN,” which RAM claims can help identify profitable investment opportunities by analyzing various data about a given property and assigning it a numerical value on a scale from O to 100; RAM calls this value the “ReAlpha Score.”

14.	RAM has no employees of its own.

15.	RAM’s subsidiary, RA, purchases the short-term rental properties and then conveys each one to a separate limited liability company created to own a given property.

16.	RAM’s affiliate, RO, manages and maintains the short-term rental properties.

17.	RTC provides the staffing for RAM.

18.	RAM has published the following organizational chart depicting the “ReAlpha” business enterprise:

19.	On May 7, 2021, RAM filed Form 1-A, also known as a Regulation A Offering Statement under the Securities Act of 1933, with the Securities and Exchange Commission (the “SEC”) in an effort to raise capital (the “Offering”).

20.	RAM elected to file the Offering as a Tier 2 offering.

21.	Under the Offering, RAM proposed to sell up to 7,500,000 shares of its common stock at a price of $10 per share.

22.	On September 21, 2021, the SEC issued a Notice of Qualification for the Offering.

23.	On September 29, 2021, RAM filed an offering circular with the SEC in connection with the Offering pursuant to SEC Rule 253(g)(2).

24.	On October 22, 2021, RAM filed an amended offering circular with the SEC in connection with the Offering.

25.	On November 12, 2021, RAM filed another amended offering circular with the SEC in connection with the Offering.

26.	RAM marketed the Offering on its website, which is visible to individuals who access the website from within Massachusetts.

27.	RAM marketed the Offering through Facebook advertisements that were visible to users who log into Facebook from within Massachusetts.

B.	RAM Made Material Misrepresentations and Omissions in Connection with the Offering.

i.	RAM Initially Failed to Disclose an Ongoing Criminal Proceeding against Devanur in India that Involves Allegations of Fraud and Forgery.

28.	On October 26, 2010, the Cubbon Park Police Station, located in Bengaluru, India, filed a First Information Report[1] in the Chief Metropolitan Magistrate Court of Bengaluru (“CMM Bengaluru”) based on a complainant’s allegations that Devanur, acting alongside six accomplices, committed an investment scam.

29.	On September 8, 2014, the Cubbon Park Police Station issued a final investigation report recommending that no charges be filed against Devanur or his alleged accomplices.

30.	The complainant objected to the Cubbon Park Police Station’s recommendation and appeared before a magistrate of CMM Bengaluru to testify about the matter.

31.	On April 20, 2018, based on the complainant’s testimony and the evidence that the Cubbon Park Police Station had compiled, a magistrate of CMM Bengaluru determined that there was sufficient evidence to open a criminal proceeding against Devanur and his six alleged accomplices for potential violations of Sections 420,468, and 471 of the Indian Penal Code. Cubbon Park Police Station ex rel. State v. Devanur, No. KABC030279222018 (CMM Bengaluru Apr. 20, 2018) (India).

32.	Section 420 of the Indian Penal Code provides:

420. Cheating and dishonestly inducing delivery of property.— Whoever cheats and thereby dishonestly induces the person deceived to deliver any property to any person, or to make, alter or destroy the whole or any part of a valuable security, or anything which is signed or sealed, and which is capable of being converted into a valuable security, shall be punished with imprisonment of either description for a term which may extend to seven years, and shall also be liable to fine.

The Indian Penal Code, 1860, § 420.

[1]	In the Indian legal system, this term refers to the written record that police must generate and file with a local court upon receiving a report of one or more particular major crimes. See The Code of Criminal Procedure, 1973, §§ 154-157 (India).

33.	Section 468 of the Indian Penal Code provides:

468. Forgery for purpose of cheating.— Whoever commits forgery, intending that the [document or electronic record forged] shall be used for the purpose of cheating, shall be punished with imprisonment of either description for a term which may extend to seven years, and shall also be liable to fine.

Id § 468 (alteration in original) (footnote omitted).

34.	Section 471 of the Indian Penal Code provides:

471. Using as genuine a forged document or electronic record.— Whoever fraudulently or dishonestly uses as genuine any [document or electronic record] which he knows or has reason to believe to be a forged [document or electronic record], shall be punished in the same manner as if he had forged such [document or electronic record].

Id § 471 (alterations in original) (footnotes omitted).

35.	Following the magistrate’s decision to open a criminal proceeding, Devanur and his co-defendants sought a stay from the High Court of Karnataka (the “High Court”).

36.	On September 24, 2019, the High Court granted the defendants’ request and stayed the CMM Bengaluru proceeding.

37.	Pursuant to the High Court’s order, a hearing scheduled for April 18, 2022 before a magistrate of CMM Bengaluru is also stayed.

38.	Devanur has remained free from custody after posting a bail bond of 50,000 Rupees (approximately $659 USD).

39.	The September 29, 2021 and October 22, 2021 versions of the offering circular that RAM filed with the SEC in connection with the Offering both included the following statement:

Legal Proceedings

None of our Company [sic], or any director or executive officer of our Company or our parent company is presently subject to any material legal proceedings.

(Emphasis in original).

40.	The November 12, 2021 amended version of the offering circular that RAM filed with the SEC in connection with the Offering was the first public filing in which RAM disclosed the Indian criminal proceeding against its CEO:

Legal Proceeding

Mr. Devanur was previously the CEO of a company named Gandhi City Research Park, Pvt. Ltd (“Gandhi City Research Park”), which was financially impacted and liquidated as a result of the Lehman Brothers collapse. In 2010, an investor in Gandhi City Research Park filed a complaint against Mr. Devanur and six others with the Cubbon Park Police in Bengaluru, India claiming he was defrauded by them in connection with his investment. The investor’s claims were investigated and the Cubbon Park Police concluded in 2014 that no case had been made out by the investor. In 2015, the investor protested this conclusion, resulting in a summons for a criminal proceeding being issued to Mr. Devanur and six others in 2018.

(Emphasis in original).

41.	In its direct communications with potential investors prior to November 12, 2021, RAM never disclosed that its CEO was a named defendant in a criminal proceeding that involved allegations of cheating, dishonesty, and forgery.

ii.	RAM Misleadingly Posted Stock Images of Attractive Properties, Along with Corresponding ReAlpha Scores and Purchase Dates, on Digital Platforms Despite Not Actually Owning Those Properties.

a.	RAM’s Website

42.	During the Relevant Time Period, RAM’s website contained stock images of attractive properties that it did not own, thereby inflating the apparent size and quality of its real estate holdings and its apparent profitability as a business.

43.	During the Relevant Time Period, RAM’s website included a page with the header, “Build Your Portfolio With The Vacation Economy” (the “Build Your Portfolio Page”), which featured images and addresses of various properties that RAM seemingly owned.

44.	During the Relevant Time Period, the Build Your Portfolio Page featured a woodland property supposedly located at Mountain View Drive, Colorado Springs, Colorado 80911, for which RAM reported a ReAlpha score of 98 and a purchase date of February 5, 2018.

45.	Mountain View Drive, Colorado Springs, Colorado 80911 is a fictitious address, and the corresponding exterior photographs posted on the Build Your Portfolio Page were stock images of properties that neither RAM nor any of its affiliates has ever owned.

46.	During the Relevant Time Period, the Build Your Portfolio Page featured a property supposedly located at 252 Bloomingdale Street, Princeton, New Jersey 08542, for which RAM reported a ReAlpha score of 77 and a purchase date of February 5, 2018.

47.	252 Bloomingdale Street, Princeton, New Jersey 08542 is a fictitious address, and the corresponding exterior photographs posted on the Build Your Portfolio Page were stock images of properties that neither RAM nor any of its affiliates has ever owned.

48.	During the Relevant Time Period, the Build Your Portfolio Page featured a beachfront property supposedly located at 1679 Highland Boulevard, Manhattan Beach, California 90210, for which RAM reported a ReAlpha score of 89 and a purchase date of February 5, 2018.

49.	1679 Highland Boulevard, Manhattan Beach, California 90210 is a fictitious address, and the corresponding exterior photographs posted on the Build Your Portfolio Page were stock images of properties that neither RAM nor any of its affiliates has ever owned.

50.	During the Relevant Time Period, the Build Your Portfolio Page featured a property supposedly located at 3113 Fair Oaks Drive, Hilton Head, South Carolina 29928, for which RAM reported a ReAlpha score of 91 and a purchase date of February 5, 2018.

51.	3113 Fair Oaks Drive, Hilton Head, South Carolina 29928 is a fictitious address, and the corresponding exterior photographs posted on the Build Your Portfolio Page were stock images of properties that neither RAM nor any of its affiliates has ever owned.

52.	During the Relevant Time Period, the Build Your Portfolio Page featured a luxurious property with a pool and outdoor living space supposedly located at 888 42nd Avenue, Miami, Florida 33145, for which RAM reported a ReAlpha score of 83 and a purchase date of May 8, 2020.

53.	888 42nd Avenue, Miami, Florida 33145 is a fictitious address, and the corresponding exterior photographs posted on the Build Your Portfolio Page were stock images of properties that neither RAM nor any of its affiliates has ever owned.

b.	Apple App Store

54.	RAM has developed a mobile application (an “app”) that it claims investors can use to track the value of the RAM properties in which they invest.

55.	On July 11, 2021, RAM made its app available for download on the Apple App Store.

56.	As of January 11, 2022, the screenshots that RAM featured on its app’s page on the Apple App Store listed a property supposedly located at 252 Bloomingdale Street, Princeton, New Jersey 08542, for which RAM reported a ReAlpha score of 91 and a purchase date of February 5, 2018.

57.	For its app’s page on the Apple App Store, RAM used a different stock image for the fictitious 252 Bloomingdale Street, Princeton, New Jersey 08542 property than it used for the Build Your Portfolio Page.

58.	On March 9, 2022, the screenshots that RAM featured on its app’s page on the Apple App Store listed a property located at 2121 Spikes Street, Grand Prairie, Texas 75051, for which RAM reported a ReAlpha score of 84 and a purchase date of February 5, 2018.

59.	Neither RAM nor any of its affiliates has ever owned the property located at 2121 Spikes Street, Grand Prairie, Texas 75051.

iii.	RAM Failed to Disclose Karkaria’s Potential Conflict of Interest in Connection with RAM’s Real Estate Acquisitions.

60.	When the Enforcement Section began its investigation, Karkaria was the COO of RAM, but she has since stepped down from that position and joined RAM’s Board of Directors.

61.	Karkaria has been licensed with the Texas Real Estate Commission as a sales agent of URE Dallas LLC (d/b/a “United Real Estate Dallas”) (“URE Dallas”) throughout the entirety of the Relevant Time Period.

62.	URE Dallas had a role as a seller-side agent in RAM’s acquisition of three properties listed in the offering circular that RAM filed with the SEC in connection with the Offering.

63.	Neither the offering circular that RAM filed with the SEC in connection with the Offering nor RAM’s direct communications with potential investors disclosed the conflict of interest that may have arisen from Karkaria’s employment with a seller-side agent involved in RAM’s acquisition of properties.

C.	Contrary to the Act and the Regulations, RAM Failed to Notice-File the Offering and to Submit a Consent to Service of Process Before Marketing and Selling Shares to Massachusetts Investors.

64.	Under the Offering, RAM raised a total of $19,500 in capital through fourteen (14) sales of common stock to Massachusetts residents during the Relevant Time Period.

65.	On January 7, 2022, RAM belatedly paid a notice-filing fee to the Commonwealth in connection with the Offering as required under the Regulations.

66.	On January 11, 2022, RAM informed the Division that it was prepared to notice-file the Offering and file a consent to service of process as required under the Act and Regulations, pending resolution of the Division’s investigation.

i.	Investor One

67.	On October 27, 2021, RAM sold 200 shares of its common stock to a Massachusetts resident (“Investor One”).

68.	Investor One paid RAM a total of $2,000 for the shares of its common stock.

ii.	Investor Two

69.	On November 7, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Two”).

70.	Investor Two paid RAM a total of $1,000 for the shares of its common stock.

iii.	Investor Three

71.	On November 18, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Three”).

72.	Investor Three paid RAM a total of $1.000 for the shares of its common stock.

iv.	Investor Four

73.	On November 24, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Four”).

74.	Investor Four paid RAM a total of $1,000 for the shares of its common stock.

v.	Investor Five

75.	On December 4, 2021, RAM sold 250 shares of its common stock to a Massachusetts resident (“Investor Five”).

76.	Investor Five paid RAM a total of $2,500 for the shares of its common stock.

vi.	Investor Six

77.	On December 4, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Six”).

78.	Investor Six paid RAM a total of $1,000 for the shares of its common stock.

vii.	Investor Seven

79.	On December 4, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Seven”).

80.	Investor Seven paid RAM a total of $1,000 for the shares of its common stock.

viii.	Investor Eight

81.	On December 4, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Eight”).

82.	Investor Eight paid RAM a total of $1,000 for the shares of its common stock.

ix.	Investor Nine

83.	On December 4, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Nine”).

84.	Investor Nine paid RAM a total of $1,000 for the shares of its common stock.

x.	Investor Ten

85.	On December 9, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Ten”).

86.	Investor Ten paid RAM a total of $1,000 for the shares of its common stock.

xi.	Investor Eleven

87.	On December 15, 2021, RAM sold 250 shares of its common stock to a Massachusetts resident (“Investor Eleven”).

88.	Investor Eleven paid RAM a total of $2,500 for the shares of its common stock.

xii.	Investor Twelve

89.	On December 16, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Twelve”).

90.	Investor Twelve paid RAM a total of$1,000 for the shares of its common stock.

xiii.	Investor Thirteen

91.	On December 27, 2021, RAM sold 250 shares of its common stock to a Massachusetts resident (“Investor Thirteen”).

92.	Investor Thirteen paid RAM a total of $2,500 for the shares of its common stock.

xiv.	Investor Fourteen

93.	On December 27, 2021, RAM sold 100 shares of its common stock to a Massachusetts resident (“Investor Fourteen”).

94.	Investor Fourteen paid RAM a total of$1,000 for the shares of its common stock.

VII.  VIOLATIONS OF LAW

Count I - Mass. Gen. Laws c. 110A, § 101

95.	Section 101 of the Act provides:

It is unlawful for any person, in connection with the offer, sale, or purchase of any security, directly or indirectly

(1) to employ any device, scheme, or artifice to defraud,

(2) to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or

(3) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

Mass. Gen. Laws c. 110A, § 101.

96.	RAM’s acts and practices, as described above, constitute violations of Section 101 of the Act.

Count II - Mass. Gen. Laws c. 110A, § 414(g)

97.	Section 414 of the Act provides:

[E]very issuer which proposes to offer a security in the [C]ommonwealth through any person acting on an agency basis in the common-law sense shall file with the [S]ecretary, in such form as he by rule prescribes, an irrevocable consent appointing the [S]ecretary or his successor in office to be his attorney to receive service of any lawful process in any non-criminal suit, action, or proceeding against him or his successor, executor, or administrator which arises under [the Act] or any rule or order hereunder after the consent has been filed, with the same force and validity as if served personally on the person filing the consent.

Id § 414(g).

98.	RAM’s acts and practices, as described above, constitute a violation of Section 414(g) of the Act.

Count III - 950 Code Mass. Regs. 14.402(B)(13)(q)

99.	Section 14.402 of the Regulations provides:

The following provisions apply to offerings made under Tier 2 of federal Regulation A and Section 3(b) of the Securities Act of 1933 and subject to Section 18(b)(4) of the Securities Act of 1933:

1. Initial Filing. An issuer proposing to offer and sell securities in the Commonwealth in an offering exempt under Tier 2 of federal Regulation A shall file the following with the Director at least 21 calendar days prior to the initial sale in the Commonwealth:

a. A completed Uniform Notice of Regulation A - Tier 2 Offering form or copies of all documents filed with the Securities and Exchange Commission;

b. A consent to service of process on Form U-2 if not filing on the Uniform Notice of Regulation A - Tier 2 Offering form;

c. Form U-2A (if applicable); and

d. A filing fee of 1/20 of 1% of the aggregate amount of the offering with a minimum of $300 and a maximum of $1500 annually. The initial notice filing is effective for 12 months from the date of the filing with the Director.

950 Code Mass. Regs. 14.402(B)(13)(q).

100.	RAM’s acts and practices, as described above, constitute a violation of Section 14.402(B)(13)(q) of the Regulations.

VIII. ORDER

IT IS HEREBY ORDERED:

A.	Respondent shall permanently cease and desist from committing further violations of the Act and the Regulations;

B.	Respondent is censured by the Division;

C.	Respondent is permanently barred from offering or selling securities in the Commonwealth;

D.	Within five (5) days after the entry of this Order, Respondent shall provide to the Enforcement Section a proposed written offer of rescission to be sent to each of the fourteen (14) Massachusetts investors referenced in Section VI(C) above. It is further ordered that:

i.	The proposed written offer of rescission shall be a two (2) page document consisting of a cover letter and an investor response form, both of which shall be printed on Respondent’s business letterhead;

ii.	Upon receipt of Respondent’s proposed written offer of rescission, the Enforcement Section shall review it and shall grant its approval if it deems the contents acceptable, except that the Enforcement Section shall not arbitrarily or capriciously withhold its approval;

iii.	Within ten (10) days after receiving notice of the Enforcement Section’s approval of the proposed written offer of recession, Respondent shall send said written offer of rescission to each of the fourteen (14) Massachusetts investors via e-mail and United State Postal Service (“USPS”) Certified Mail;

iv.	Within the ten (10) day deadline set forth in Section VIII(D)(iii) above, and for each written offer of rescission sent, Respondent shall provide the Enforcement Section with a single PDF file containing the scanned cover letter and investor response form, as well as a notarized affidavit authenticating those documents;

v.	Within five (5) days after receiving a returned investor response form, Respondent shall provide the Enforcement Section with a single PDF file containing a scanned image of said investor response form and a notarized affidavit authenticating it;

vi.	If an investor accepts the offer of rescission, Respondent shall refund the total amount of the investor’s stock purchase, and shall provide evidence thereof to the Enforcement Section’s satisfaction, within thirty (30) days after receiving that individual’s investor response form;

E.	Within five (5) days after the entry of this Order, Respondent shall pay an administrative fine in the amount of $375,000 (USD). Payment shall be:

i.	Made by USPS postal money order, certified check, bank cashier’s check, bank money order, or wire transfer;

ii.	Made payable to the Commonwealth of Massachusetts;

iii.	Mailed to One Ashburton Place, Room 1701, Boston, Massachusetts 02108, or wired per the Division’s instructions; and

iv.	Submitted under cover letter or other documentation that identifies Respondent as the entity making the payment and that bears the docket number of this matter (Docket No. E-2021-0104).

Additionally, Respondent shall provide the Enforcement Section with notice twenty-four (24) hours prior to making the payment;

F.	Respondent shall not claim, assert, or apply for a tax deduction or tax credit with regard to any local, state, or federal tax for any amount that it shall pay in accordance with this Order;

G.	Respondent shall not seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, any payments made pursuant to any insurance policy, with regard to any amount that it shall pay in accordance with this Order;

H.	If Respondent is the subject of a voluntary or involuntary bankruptcy petition under Title 11 of the United States Code within three hundred sixty-five (365) days after the entry of this Order, Respondent shall provide written notice to the Enforcement Section within five (5) days after the date of the petition;

I.	Any fine, penalty, and/or money that Respondent shall pay in accordance with this Order is intended by Respondent and the Enforcement Section to be a contemporaneous exchange for new value given to Respondent pursuant to 11 U.S.C. § 547(c)(l)(A) and is, in fact, a substantially contemporaneous exchange pursuant to 11 U.S.C. § 547(c)(l)(B);

J.	Upon entry of this Order, if Respondent should fail to comply with any of its terms, the Enforcement Section may institute an action to have the settlement agreement and Order declared null and void; and

K.	For good cause shown, the Enforcement Section may extend any of the procedural deadlines set forth above.

IX. NO DISQUALIFICATION

This Order waives any disqualification in the Massachusetts laws, or rules or regulations thereunder, including any disqualification from relying upon the registration exemptions or safe harbor provisions to which Respondent may be subject. This Order is not intended to be a Final Order based upon violations of the Act that prohibit fraudulent, manipulative, or deceptive conduct. This Order is not intended to form the basis of any disqualification under Section 3(a)(39) of the Securities Exchange Act of 1934; or Rules 504(b)(3) and 506(d)(l) of Regulation D, Rule 262(a) of Regulation A and Rule 503(a) of Regulation CF under the Securities Act of 1933. This Order is not intended to form the basis of disqualification under the FINRA rules prohibiting continuance in membership absent the filing of a MC-400A application or disqualification under SRO rules prohibiting continuance in membership.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

This Order is not intended to form a basis of a disqualification under Section 204(a)(2) of the Uniform Securities Act of 1956 or Section 412(d) of the Uniform Securities Act of 2002. Except in an action by the Division to enforce the obligations of this Order, any acts performed or documents executed in settlement of this matter: (A) may not be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability, or lack of any wrongdoing or liability; and (B) may not be deemed or used as an admission of, or evidence of, any such alleged fault or omission of Respondent in any civil, criminal, arbitral, or administrative proceeding in any court, administrative agency, or tribunal.

WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

/s/ Diane Young-Spitzer, Esq.
Diane Young-Spitzer, Esq.
Director & General Counsel
Securities Division
Office of the Secretary of the Commonwealth
John W. McCormack Building, 17th Floor
One Ashburton Place
Boston, MA 02108
Dated: April 15, 2022